Exhibit 5.2

July 28, 2023

Gelteq Limited

Level 4

100 Albert Road

South Melbourne VIC, 3025

Australia

Re: Registration Statement on Form F-1, as amended

Ladies and Gentlemen:

We have acted as United States counsel to Gelteq Limited, an Australian limited company (the “Company”), in a public offering pursuant to the Registration Statement on Form F-1, including all amendments or supplements thereto (Registration Statement No. 333-267169) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 30, 2022 (the “Registration Statement”), of the Company’s ordinary shares, no par value (the “Ordinary Shares”), plus warrants to purchase Ordinary Shares (the “Warrants”).

The Ordinary Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and R.F. Lafferty & Co., Inc. (the “Underwriter”). The securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”). The Warrants are to be issued to the Underwriter.

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion. We have not independently established any of the facts so relied on.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, we are of the opinion that:

When the Registration Statement becomes effective under the Act and when the Warrants are issued and delivered, as contemplated by the Registration Statement, such Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement.

We express no opinion as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP